UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

____________________

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  October 20, 2008

DAYBREAK OIL AND GAS, INC.
(Exact Name of Registrant as Specified in its Charter)

Washington	000-50107	91-0626366
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

601 W. Main Ave., Suite 1012
Spokane, WA 99201
(Address of Principal Executive Offices, Zip Code)

(509) 232-7674
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

This amended Current Report on Form 8-K/A amends Item 5.02 of the Current Report on Form 8-K filed by Daybreak Oil and Gas, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) on October 20, 2008 relating to compensatory arrangements of James F. Westmoreland, President and Chief Executive Officer of the Company, and Timothy R. Lindsey, former interim President and Chief Executive Officer of the Company.  At the time of filing of the Form 8-K, the material terms of the equity grants to be made to Mssrs. Westmoreland and Lindsey had not yet been determined.  This amended Current Report on Form 8-K/A is being filed to provide this information.

On April 6, 2009, the compensation committee of the board of directors approved awards of restricted shares of common stock of the Company to Mssrs. Westmoreland and Lindsey of 500,000 and 700,000 shares, respectively (the “Restricted Shares”).  The Restricted Shares were granted pursuant to the Daybreak Oil and Gas, Inc. 2009 Restricted Stock and Restricted Stock Unit Plan (the “Plan”) and vest over three years at a rate of 33 1/3% each year.  The Plan and the forms of the Restricted Stock Award Agreement and Restricted Stock Unit Award Agreement are filed as Exhibits 4.5, 4.6 and 4.7, respectively, to the Company’s Form S-8 filed with the Commission on April 7, 2009 and are incorporated herein by reference.  The Restricted Shares granted to Mr. Westmoreland were awarded as compensation for his past services as Executive Vice President and Chief Financial Officer of the Company.  The Restricted Shares granted to Mr. Lindsey were awarded as compensation for his past services as interim President and Chief Executive Officer and as a director of the Company.

Also, as previously disclosed in the Company’s Current Report on Form 8-K filed on April 9, 2009, in order to reduce  general and administrative expenses, on April 6, 2009, the Board, with the assistance of the Compensation Committee, approved an arrangement reducing the base salary of Mr. Westmoreland, which Mr. Westmoreland agreed to.  Effective April 1, 2009, Mr. Westmoreland’s salary will be reduced by 25% to $150,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 9, 2009	DAYBREAK OIL AND GAS, INC.

	By:	/s/ James F. Westmoreland
James F. Westmoreland
President and Chief Executive Officer